SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.__)*

                                NETCENTIVES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64108P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 14, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 17 Pages

                       Exhibit Index Contained on Page 15

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 2 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management III, L.P. ("ICM3")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      153,900 shares, of which 125,130
                SHARES                    shares are directly owned by Integral
             BENEFICIALLY                 Capital Partners III, L.P. ("ICP3")
            OWNED BY EACH                 and 28,770 shares are directly owned
              REPORTING                   by Integral Capital Partners
                PERSON                    International III, L.P. ("ICPI3").
                 WITH                     ICM3 is the general partner of ICP3
                                          and the investment general partner of
                                          ICPI3.
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                          153,900 shares (see response to
                                          Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  153,900 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.5%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 3 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Management IV, LLC ("ICM4")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      1,686,213 shares, which shares are
                SHARES                    directly owned by Integral Capital
             BENEFICIALLY                 Partners IV, L.P. ("ICP4"). ICM4 is
            OWNED BY EACH                 the general partner of ICP4
              REPORTING
                PERSON
                 WITH
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                          1,686,213 shares (see response to
                                          Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,686,213 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                5.2%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 4 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners NBT, LLC ("Integral NBT")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      8,349 shares, which shares are
                SHARES                    directly owned by Integral Capital
             BENEFICIALLY                 Partners IV MS Side Fund, L.P. ("Side
            OWNED BY EACH                 Fund"). Integral NBT is the general
              REPORTING                   partner of Side Fund.
                PERSON
                 WITH
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                          8,349 shares (see response to Item 6)

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    8,349 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.03%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 5 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners III, L.P. ("ICP3")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      125,130 shares are directly owned by
                SHARES                    ICP3. Integral Capital Management III,
             BENEFICIALLY                 L.P. is the general partner of ICP3.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                        125,130 shares (see response to Item 6)

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  125,130 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.4%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 6 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners International III, L.P. ("ICPI3")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Cayman Islands (limited partnership)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      28,770 shares are directly owned by
                SHARES                    ICPI3. Integral Capital Management
             BENEFICIALLY                 III, L.P. is the investment general
            OWNED BY EACH                 partner of ICPI3.
              REPORTING
                PERSON
                 WITH
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                         28,770 shares (see response to Item 6)

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   28,770 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.09%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 7 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners IV, L.P. ("ICP4")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      1,686,213 shares are directly owned by
                SHARES                    ICP4. Integral Capital Management IV,
             BENEFICIALLY                 LLC is the general partner of ICP4.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                         1,686,213 shares (see response to
                                         Item 6)

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,686,213 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 5.2%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------              ---------------------------------
CUSIP NO. 64108P101                    13D     Page 8 of 17 Pages
---------------------------------              ---------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Integral Capital Partners IV MS Side Fund, L.P.
                     ("Side Fund")
--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER                   -0-

                              --------------------------------------------------
                NUMBER        6      SHARED VOTING POWER
                  OF                      8,349 shares are directly owned by
                SHARES                    Side Fund. Integral Capital Partners
             BENEFICIALLY                 NBT, LLC is the investment general
            OWNED BY EACH                 partner of Side Fund.
              REPORTING
                PERSON
                 WITH
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER              -0-

                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
                                         8,349 shares (see response to Item 6)

--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    8,349 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.03%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Netcentives, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  690 Fifth Street
                  San Francisco, CA  94107

ITEM 2(a), (b), (c).   NAME OF PERSON  FILING,  ADDRESS  OF  PRINCIPAL  BUSINESS
                       OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"). The principal business address of ICM3, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM3, ICM4 and Integral NBT, this statement relates only to ICM3's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4, and Side Fund, and none of ICM3, ICM4, or Integral NBT directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4 and Integral NBT, respectively such that no single general partner of ICM3, ICM4 or Integral NBT has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  64108P101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)  [ ]  Broker or dealer  registered  under Section 15 of the Exchange
                  Act.
        (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c)  [ ]  Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.
        (d)  [ ]  Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.
        (e)  [ ]  An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);
        (f)  [ ]  An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
        (g)  [ ]  A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
        (h)  [ ]  A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;
        (i)  [ ]  A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;
        (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If  this statement is filed  pursuant to Rule  13d-1(c), check this box.
        [X].


ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

         A.      Integral Capital Management III, L.P. ("ICM3")

                 (a) Amount Beneficially Owned: 153,900
                 (b) Percent of Class: 0.5%
                 (c) Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 153,900
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         153,900

         B.      Integral Capital Management IV, LLC ("ICM4")

                 (a) Amount Beneficially Owned: 1,686,213
                 (b) Percent of Class: 5.2%
                 (c) Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 1,686,213
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         1,686,213

         C.      Integral Capital Partners NBT, LLC ("Integral NBT")

                 (a) Amount Beneficially Owned: 8,349
                 (b) Percent of Class: 0.03%
                 (c) Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 8,349
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         8,349

         D.      Integral Capital Partners III, L.P.

                 (a) Amount Beneficially Owned: 125,130
                 (b) Percent of Class: 0.4%
                 (c) Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 125,130
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         125,130

         E.      Integral Capital Partners International III, L.P.

                 (a) Amount Beneficially Owned: 28,770
                 (b) Percent of Class: 0.09%
                 (c) Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 28,770
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         28,770

         F.      Integral Capital Partners IV, L.P.

                 (a) Amount Beneficially Owned: 1,686,213
                 (b) Percent of Class: 5.2%
                 (c) Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 1,686,213
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         1,686,213

         G.      Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  8,349
                  (b)      Percent of Class:  0.03%
                  (c)      Number of shares as to which such person has:
                     1.  Sole power to vote or to direct vote: -0-
                     2.  Shared power to vote or to direct vote: 8,349
                     3.  Sole power to dispose or to direct the disposition: -0-
                     4.  Shared  power to dispose or to direct the  disposition:
                         8,349

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.


ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.


ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 24, 2000


                               INTEGRAL CAPITAL MANAGEMENT III, L.P.

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner

                               INTEGRAL CAPITAL MANAGEMENT IV, LLC

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager


                               INTEGRAL CAPITAL PARTNERS NBT, LLC

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager


                               INTEGRAL CAPITAL PARTNERS III, L.P.

                               By Integral Capital Management III, L.P., its General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                               INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                               By Integral Capital Management III, L.P., its Investment General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                               INTEGRAL CAPITAL PARTNERS IV, L.P.

                               By Integral Capital Management IV, LLC,
                               its General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager

                               INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                               By Integral Capital Partners NBT, LLC,
                               its General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager

                                  EXHIBIT INDEX

                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                    16

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated January 24, 2000 containing the information required by Schedule 13G, for the 1,848,462 Shares of capital stock of Netcentives, Inc. held by Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.


Date:  January 24, 2000


                               INTEGRAL CAPITAL MANAGEMENT III, L.P.

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner



                               INTEGRAL CAPITAL MANAGEMENT IV, LLC

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager


                               INTEGRAL CAPITAL PARTNERS NBT, LLC

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager


                               INTEGRAL CAPITAL PARTNERS III, L.P.

                               By Integral Capital Management III, L.P., its General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner

                               INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                               By Integral Capital Management III, L.P., its Investment General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a General Partner


                               INTEGRAL CAPITAL PARTNERS IV, L.P.

                               By Integral Capital Management IV, LLC,
                               its General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager


                               INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                               By Integral Capital Partners NBT, LLC,
                               its General Partner

                               By /s/ Pamela K. Hagenah
                                  ----------------------------------------------
                                  Pamela K. Hagenah
                                  a Manager